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                                                                      Exhibit 99

                          [GROSSMAN'S INC. LETTERHEAD]




FOR IMMEDIATE RELEASE       CONTACT:  Dirck K. Iacobelli
                                      Interim Vice President and
                                      Chief Financial Officer
                                      (617) 830-4556



                    GROSSMAN'S INC. REPORTS NASDAQ DELISTING
                    ----------------------------------------

CANTON, MA (July 22, 1997) - Grossman's Inc. (NASDAQ-GROS), announced today that its common stock will be delisted for the NASDAQ National Market effective with the opening of business tomorrow. The Company stated that its shares may be quoted on the OTC Bulletin Board or in the National Quotation Bureau "Pink Sheets," subject to certain conditions.

The NASDAQ Stock Market advised the Company that it is delisting the Company's stock in light of its April 7, 1997 filing under Chapter 11 of the U.S. Bankruptcy Code and its failure to meet NASDAQ Stock Market requirements with respect to net tangible assets and minimum closing bid prices. The Company is formulating a proposed plan of reorganization, which is not currently expected to provide a recovery for stockholders. Adoption of the plan will require appropriate Bankruptcy Court and class approvals.

Statements contained in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors, beyond the Company's control, that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the availability of broker-dealers to make a market in the Company's


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shares and compliance with related requirements, the need for approvals by the
Bankruptcy Court, competition, stability of customer demand, and the sufficiency of its capital resources. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligations to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Grossman's Inc. operates 15 stores under the name Contractors' Warehouse in California, Indiana, Kentucky and Ohio, and 28 stores under the name Mr. 2nd's Bargain Outlet in Massachusetts, New York and Rhode Island.

Grossman's Inc. press releases and public filings can be accessed on the Internet through Business Wire's Home Page:
http;//www.businesswire.com/cnn/gros.htm

Mr. 2nd's Bargain Outlet maintains a web site for product information, store locations and feedback: http;//www.bargain-outlets.com







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